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                                                                      EXHIBIT 21


                       SUBSIDIARIES OF METATEC CORPORATION


Metatec/Discovery Systems, Inc., an Ohio corporation

Metatec Worldwide, Inc. an Ohio corporation

Metatec International B.V., a Netherlands corporation

Metatec International, Inc., an Ohio corporation

Metatec Acquisition Corp., an Ohio corporation